Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
December 18, 2023	Marisa Monte, Hines
marisa.monte@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES THE IBM 500 CAMPUS IN DURHAM, NORTH CAROLINA

(DURHAM, NC) – Hines, the global real estate investment, development, and property manager, announced that Hines Global Income Trust, Inc. (“HGIT”) has acquired the IBM 500 Campus, a 774,000 square-foot property located at 4205 South Miami Boulevard, Durham, North Carolina. The acquisition expands HGIT’s presence in the region and further diversifies its $3.9 billion portfolio, which is 63% weighted toward the industrial and living sectors. The site offers multiple future redevelopment opportunities, showcasing HGIT’s strategy of procuring assets that create the potential to leverage Hines’ end-to-end multi-asset class expertise. The four-building asset is 100% leased by IBM and situated on 146 acres in one of the top life science metros in America. It is adjacent to the Research Triangle Park, the largest research park in the United States, which is home to 375 research, technology, and ag-bio companies that employ more than 60,000 workers, four miles from Raleigh Durham International Airport, and has convenient interstate access.

“This strategic acquisition in one of our high priority markets expands our portfolio through a sale-leaseback in the highly sought-after Research Triangle area,” said Alfonso Munk, Hines’ CIO of the Americas and president of HGIT. “As this market continues to experience significant investment, we believe the asset will be well-positioned for continued growth and opportunity.”

“We are grateful for the opportunity to serve IBM and expand our firms’ longstanding relationship to North Carolina,” said Paul Zarian, managing director at Hines. “Long-term, we are attracted to the site’s future redevelopment optionality, specifically given its strategic location in the heart of a high demand submarket for life science, residential, and industrial uses.”

Beyond the IBM 500 Campus, Hines’ presence in the Raleigh-Durham market includes Fenton, the 92-acre mixed-use district in Cary and the Market District at American Tobacco, a 782,000-square-foot mixed-use development in downtown Durham. In addition, HGIT owns Waverly Place, a Whole Foods-anchored retail center in Cary. HGIT is diversified by geography and real estate asset class with a focus on dynamic sectors and markets.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage a $94.6B¹ portfolio of high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 790 properties totaling over 269 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2023.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property and overall growth of the Raleigh-Durham area, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the office sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.